                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Revised Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 [Textron Logo]

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------

To The Shareholders of Textron Inc.:

     The 1999 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 28, 1999, at 10:30 a.m. AT THE CUSTOMER CENTER BUILDING, CESSNA AIRCRAFT COMPANY, ONE CESSNA BOULEVARD, WICHITA, KANSAS for the following purposes:

          1. To elect five directors in Class III for a term of three years in accordance with Textron's By-Laws (Item 1).

          2. To approve the adoption of the Textron 1999 Long-Term Incentive Plan, which is RECOMMENDED by the Board of Directors (Item 2).

          3. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 1999, which is RECOMMENDED by the Board of Directors (Item 3).

          4. To consider and act upon the shareholder proposal set forth in the accompanying Proxy Statement, which is OPPOSED by the Board of Directors (Item 4).

          5. To transact such other business as may properly come before the meeting.

     You are entitled to vote all shares of Common and Preferred Stock registered in your name at the close of business on March 3, 1999. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 1999 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                    /s/ Lewis B. Campbell
                                            Lewis B. Campbell
                                            Chairman and Chief Executive Officer

Providence, Rhode Island
March 25, 1999

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, which is being mailed on or about March 31, 1999, to each person entitled to receive the accompanying Notice of Annual Meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 28, 1999, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

     All shareholders of record at the close of business on March 3, 1999, will be entitled to vote. As of March 3, 1999, Textron had outstanding 151,500,561 shares of Common Stock; 175,429 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 82,689 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy, unless otherwise instructed, to vote to elect H. Jesse Arnelle, John D. Macomber, Brian H. Rowe, Sam F. Segnar and Martin D. Walker to Class III. Each nominee presently serves as a director of Textron. In September 1998, to maintain desired balance among classes and preserve continuity, the Board of Directors appointed Jean Head Sisco, then a Class III director, to fill a vacancy in Class II resulting from a newly created directorship in such class, and Mr. Macomber, then a Class I director, to fill the vacancy in Class III resulting from Mrs. Sisco's appointment to Class II. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                CLASS III -- NOMINEES FOR TERMS EXPIRING IN 2002

(Photo of H. Jesse Arnelle)

                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993

     Mr. Arnelle, 65, was a senior partner in the law firm of Arnelle, Hastie,
                  McGee, Willis & Greene, San Francisco, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Waste Management, Inc., Eastman Chemical Corporation, Armstrong World Industries and Union Pacific Resources, Inc. and served from November 1990 through 1998 as a director of Wells Fargo Bank, N.A. and Wells Fargo & Company. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

(Photo of John D. Macomber)

                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993

     Mr. Macomber, 71, is Principal of JDM Investment Group, a private investment firm. He joined the firm as Principal in 1992. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber was chief executive officer of Celanese Corporation, a diversified chemical company, from 1977 to 1986 and also served as Chairman from 1980 to 1986. He is a director of The Brown Group, Inc., IRI International, Lehman Brothers Holdings Inc., and Mettler-Toledo International Inc. Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of the Carnegie Institute of Washington and The Folger Library. He is Vice Chairman of The Atlantic Council of the United States and a director of the National Campaign to Prevent Teen Pregnancy, The French-American Foundation, the National Executive Services Corps and the National Board of the Smithsonian Institution.

--------------------------------------------------------------------------------

(Photo of Brian H. Rowe)

                  BRIAN H. ROWE                              DIRECTOR SINCE 1995

     Mr. Rowe, 67, is the retired Chairman and now a consultant of GE Aircraft
                  Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is a director of Atlas Air, Inc., B/E Aerospace, Canadian Marconi, Fifth Third Bank, Stewart & Stevenson Services, Inc., Cincinnati Bell Inc., Convergys and Dynatech Corporation.

--------------------------------------------------------------------------------

(Photo of Sam F. Segnar)

                  SAM F. SEGNAR                              DIRECTOR SINCE 1982

     Mr. Segnar, 71, is the retired Chairman and chief executive officer of
                  Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, TX. Mr. Segnar is a director of Seagull Energy Corporation and Gulf States Utilities Company, and an advisory director of Pilko and Associates Inc. He is a trustee of the John Cooper School, the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration.

--------------------------------------------------------------------------------

(Photo of Martin D. Walker)

                  MARTIN D. WALKER                           DIRECTOR SINCE 1986

     Mr. Walker, 66, is Chairman and chief executive officer of M. A. Hanna
                  Company, an international specialty chemicals company, a position he was elected to in October 1998. He held this position previously from September 1986 until December 1996, and then continued as Chairman of the Board until June 1997, when he retired. Mr. Walker is a director of Comerica, Inc., The Timken Company, The Goodyear Tire & Rubber Co. and Lexmark International, Inc.

                         DIRECTORS CONTINUING IN OFFICE

                        CLASS I -- TERMS EXPIRE IN 2000

(Photo of Teresa Beck)

                  TERESA BECK                                DIRECTOR SINCE 1996

     Ms. Beck, 44, is President of American Stores Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982 and progressed through various executive positions. Ms. Beck was named Senior Vice President of Finance and Assistant Secretary in 1989, became Executive Vice President, Administration in 1992 and Executive Vice President, Finance in 1994 and served as chief financial officer from 1995 until assuming her current position in 1998. She is a member of the Board of Directors of The Children's Center (Utah) and the Utah Partnership for Educational and Economic Development, Inc.

--------------------------------------------------------------------------------

(Photo of Lewis B. Campbell)

                  LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994

     Mr. Campbell, 52, is Chairman and chief executive officer of Textron. He joined Textron in 1992 as Executive Vice President and chief operating officer, became President and chief operating officer in 1994, assumed the title of chief executive officer and relinquished the title of chief operating officer in July 1998 and assumed the title of Chairman and relinquished the title of President in February 1999. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol Myers Squibb Co.

--------------------------------------------------------------------------------

(Photo of R. Stuart Dickson)

                  R. STUART DICKSON                          DIRECTOR SINCE 1984

     Mr. Dickson, 69, was Chairman of the Board of Ruddick Corporation, a
                  diversified holding company with interests in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation, First Union Corporation, PCA International, United Dominion Industries and Dimon Incorporated. He is Chairman of the Charlotte-Mecklenburg Hospital Authority and a trustee of Davidson College.

--------------------------------------------------------------------------------

(Photo of Joe T. Ford)

                  JOE T. FORD                       DIRECTOR SINCE DECEMBER 1998

     Mr. Ford, 61, is Chairman of the Board and chief executive officer of
                  ALLTEL Corporation, a telecommunications and information services company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company in Little Rock and Mid-Continental Telephone Corporation, became chief executive officer in 1987 and assumed his current position in 1991. Mr. Ford is a director of The Dial Corporation.

(Photo of John A. Janitz)

                  JOHN A. JANITZ                       DIRECTOR SINCE MARCH 1999

     Mr. Janitz, 56, is President and chief operating officer of Textron. He joined Textron in 1996 as Chairman, President and chief executive officer of Textron Automotive Company and assumed his present position in March 1999. From 1990 to 1996 he was Executive Vice President and General Manager of TRW Inc.'s Occupant Restraint Group based in Cleveland, Ohio, a worldwide business that develops, manufactures and markets air bags, seat belts and fastening systems. Prior to joining TRW, he was President of Wickes Manufacturing Company, an automotive supplier based in Southfield, Michigan.

--------------------------------------------------------------------------------

                        CLASS II -- TERMS EXPIRE IN 2001

(PHOTO OF LAWRENCE K. FISH)

                  LAWRENCE K. FISH                  DIRECTOR SINCE FEBRUARY 1999

     Mr. Fish, 54, is Chairman, President and chief executive officer of
                  Citizens Financial Group, Inc., a multi-state bank holding company headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group. Mr. Fish is a member of the Federal Reserve Advisory Council and the past co-chair of the Rhode Island Economic Development Council. He is the founding Chairman of the Rhode Island Commission for National and Community Service, an overseer of the Boston Symphony Orchestra and Beth Israel Deaconess Medical Center, a trustee and Chairman of the Audit Committee of the Rhode Island School of Design and a trustee of the New England Conservatory of Music and Drake University.

--------------------------------------------------------------------------------

(Photo of Paul E. Gagne)

                  PAUL E. GAGNE                              DIRECTOR SINCE 1995

     Mr. Gagne, 52, was President and chief executive officer of Avenor Inc., a forest products company, and is now a consultant in the area of corporate strategic planning and acquisitions. He joined Avenor in 1976, became President and chief operating officer in 1990 and assumed the additional position of chief executive officer in 1991 serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagne joined Kroger Inc., a major privately held producer of paper and tissue, as advisor, corporate strategy and acquisitions. He is a director of Inmet Mining Corporation, Wajax Limited, Celanese Canada Limited and Kroger Tissue Group (U.K.), and a member of the board of the C.D. Howe Institute.

(Photo of Dana G. Mead)

                  DANA G. MEAD                               DIRECTOR SINCE 1996

     Mr. Mead, 63, is Chairman and chief executive officer of Tenneco Inc., a global manufacturing company that owns and manages businesses in two sectors: automotive parts and packaging. He joined the company as President and chief operating officer in 1992 and assumed his current position in 1994. Prior to joining Tenneco, Mr. Mead was Executive Vice President and a director of International Paper Company, a manufacturer of paper, pulp and wood products. Mr. Mead is also a director of Pfizer Inc., the Zurich Insurance Group, Unisource Worldwide, Inc. and Newport News Shipbuilding Inc., a former Tenneco subsidiary. Mr. Mead is Chairman of the Business Roundtable, the past U.S. Business Chairman of the Transatlantic Business Dialogue, Chairman of The Citizens Democracy Corps, a lifetime trustee of the West Point Association of Graduates and a member of the M.I.T. Corporation. He was the 1995-1996 Chairman of the National Association of Manufacturers and chairs its Finance Committee. Mr. Mead is also a Presidential Commissioner on White House Fellowships.

--------------------------------------------------------------------------------

(Photo of Jean Head Sisco)

                  JEAN HEAD SISCO                            DIRECTOR SINCE 1975

     Mrs. Sisco, 73, is a partner in the international trade consulting firm of
                  Sisco Associates. She is a director of The Neiman Marcus Group, Inc., Newmont Mining Corporation, Chiquita Brands International, Inc., K-Tron International, Inc., American Funds -- Series I and Socrates Technology. She held various executive offices with the Washington, D.C. department store chain of Woodward & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977. She is Treasurer of Reading is Fundamental, past Chairman and a director of the National Association of Corporate Directors and Chairman of the Leadership Foundation of the International Women's Forum.

--------------------------------------------------------------------------------

(Photo of Thomas B. Wheeler)

                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993

     Mr. Wheeler, 62, is Chairman of Massachusetts Mutual Life Insurance
                  Company. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987, President and chief executive officer in 1988 and Chairman and chief executive officer in 1996. He relinquished the title of chief executive officer in January 1999. He is a director of The Bank of Boston Corporation and Chairman of Oppenheimer Acquisition Corp. and David L. Babson & Co. Inc. Mr. Wheeler is Chairman of Jobs for Massachusetts and a trustee of Springfield College, the Basketball Hall of Fame and the Springfield Orchestra Association.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 1998, the Board of Directors met twelve times and the Executive Committee of the Board met once. The Board has standing Audit, Nominating and Board Affairs, Organization and Compensation, and Pension committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $55,000 plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,500 for each committee meeting attended, and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron Common Stock. Directors must defer a minimum of $25,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25% of the amount deferred by the director into this account during the quarter. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director has received 1,000 restricted shares of Textron Common Stock. Except in the case of the director's death or disability or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 22 of this Proxy Statement), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     As part of Textron's support for charitable institutions and to provide an additional source of funding for the Textron Charitable Trust (the "Charitable Trust"), Textron established a program under which it will contribute up to $1,000,000 to the Charitable Trust on behalf of each director upon his or her death, and the Charitable Trust will donate 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions will ultimately be recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. The directors will not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program will not result in a material cost to Textron.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors and the scope and costs of non-audit services provided by the independent auditors; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors, Textron's internal accounting controls. The Audit Committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The following five non-employee directors presently comprise the Audit Committee: Mr. Gagne (Chairman), Ms. Beck, Mr. Segnar, Mr. Walker and Mr. Wheeler. During 1998, the Audit Committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President Internal Audit has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the Nominating and Board Affairs Committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2000 Annual Meeting" on page 32 of this Proxy Statement, to the Nominating and Board Affairs Committee, c/o the Corporate Secretary of Textron, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. In addition, the Nominating and Board Affairs Committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, overall performance of the Board and other matters of corporate governance. The following five non-employee directors presently comprise the Nominating and Board Affairs
Committee: Mr. Dickson (Chairman), Mr. Mead, Mr. Rowe, Mrs. Sisco and Mr. Wheeler. During 1998, the Nominating and Board Affairs Committee met twice.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for senior executive officers and approves compensation arrangements for other executive officers. In addition, the Organization and Compensation Committee reviews the responsibilities and performance of senior executive officers, plans for their succession and approves changes in executive officers. The following five non-employee directors presently comprise the Organization and Compensation Committee: Mr. Macomber (Chairman), Mr. Arnelle, Mr. Mead, Mr. Rowe and Mrs. Sisco. During 1998, the Organization and Compensation Committee met nine times.

     Pension Committee

     The Pension Committee is responsible for overseeing the operations of Textron's tax-qualified retirement and employee benefit plans. The Pension Committee recommends to the Board the selection of independent actuaries and auditors for the major qualified plans and reviews the management of investments, the accounting for and the valuation of plans, and any material changes in their design and funding. The following four non-employee directors presently comprise the Pension Committee: Mr. Arnelle, Ms. Beck, Mr. Segnar and Mr. Walker. During 1998, the Pension Committee met twice.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 1998:

                                                                          AMOUNT AND NATURE
                                          NAME AND ADDRESS OF               OF BENEFICIAL       PERCENT
        TITLE OF CLASS                     BENEFICIAL OWNER                   OWNERSHIP         OF CLASS
        --------------                    -------------------             -----------------     --------
Common Stock..................  State Street Bank and                     24,519,500 shares(1)    15.8%
                                Trust Company
                                225 Franklin Street
                                Boston, Massachusetts 02101
Common Stock..................  FMR Corp.                                 16,480,121 shares(2)    10.4%
                                82 Devonshire Street
                                Boston, Massachusetts 02109

---------------

(1) State Street Bank and Trust Company has informed Textron that the reported number includes 1,893,689 shares as to which it has sole voting power and 22,469,111 shares as to which it shares voting power, 2,165,239 shares as to which it has sole investment power and 22,354,261 shares as to which it shares investment power and 22,354,261 shares (14.5% of the class) as to which it holds as Trustee under the Textron Savings Plan and disclaims any beneficial interest. Shares held by State Street Bank and Trust Company as Trustee under the Textron Savings Plan will be voted at the annual meeting in accordance with instructions from the participants in the Plan, or in the absence of instructions, by State Street Bank and Trust Company as Trustee in accordance with the Plan.

(2) Pursuant to a statement filed by FMR Corp. with the Securities and Exchange Commission in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, FMR Corp. has reported that it has sole voting power over 912,791 shares and sole investment power over 16,480,121 shares.

                          SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" is the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 17 of this Proxy Statement and by all current directors and executive officers as a group. Directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of Common Stock. Ownership indicated is as of December 31, 1998, except that ownership indicated for Mr. Fish and Mr. Hardymon is as of February 28, 1999.

     The column headed "Number of Shares of Common Stock" includes shares held for Textron executive officers by the bank trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1998, and shares held jointly. Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the bank trustee under the Textron Savings Plan or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes Common Stock beneficially owned and other Common Stock-based holdings in the form of stock units, performance share units, restricted stock, retirement stock incentive units and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of Common Stock).

                                                                NUMBER                  TOTAL
                                                               OF SHARES            COMMON STOCK-
                         NAME                            OF COMMON STOCK(1)(2)      BASED HOLDINGS
                         ----                            ---------------------      --------------
H. Jesse Arnelle.......................................            2,136                  7,631
Teresa Beck............................................            2,100                  4,638
John D. Butler.........................................           24,096                 59,692
Lewis B. Campbell......................................          382,756                562,550
R. Stuart Dickson......................................           41,236                 50,001
Lawrence K. Fish.......................................            1,000                  1,000
Joe T. Ford............................................            2,000                  2,058
Paul E. Gagne..........................................            2,086                  5,182
James F. Hardymon......................................          348,915                957,961
John J. Janitz.........................................           85,149                192,242
Herbert L. Henkel......................................          106,628                201,237
Stephen L. Key.........................................          119,088                217,126
John D. Macomber.......................................           11,264                 19,024
Dana G. Mead...........................................            2,068                  5,005
Brian H. Rowe..........................................            2,101                  5,685
Sam F. Segnar..........................................            4,095                 21,499
Jean Head Sisco........................................            4,209                 19,820
Martin D. Walker.......................................            3,680                 20,813
Thomas B. Wheeler......................................            2,236                 16,648
All current directors and executive officers as a group
  (19 persons).........................................          919,444(3)           1,560,959

---------------

(1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 34,000 and Mr. Segnar -- 1,000.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1998: Mr. Campbell -- 368,109; Mr. Hardymon -- 306,440; Mr. Henkel -- 90,448; Mr. Janitz -- 84,000; Mr. Key
    -- 118,000; and Mr. Butler -- 23,499.

(3) Includes 795,372 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1998.

                            -----------------------------

                REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                              ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee (the "Committee") of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries with which we compete for customers and executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations if outstanding performance is achieved. Total compensation opportunities for 1998 for the chief executive officers and for the other executive officers in general were consistent with this philosophy. In determining competitive compensation for each of the components of executive compensation described below, Textron analyzes data from several independent compensation surveys. The companies included in the compensation surveys (the "surveyed companies") are not identical to those included in the two peer groups compiled for the Performance Graph on page 24 of this Proxy Statement, although many companies are included in both the surveyed companies and the two peer groups. The number of surveyed companies is greater than the number of companies included in the two peer groups.

EXECUTIVE COMPENSATION PROGRAM

     Each year the Committee, which is comprised entirely of non-employee directors, recommends to the Board of Directors compensation arrangements for senior executive officers, including the officers named in the Summary Compensation Table on page 17 of this Proxy Statement (the "Named Officers") and approves compensation arrangements for other executive officers. Such compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants. The full Board of Directors unanimously approved the recommendations made by the Committee for 1998. Messrs. Hardymon and Campbell did not, however, participate in the deliberations of the Committee or Board of Directors regarding their own compensation.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers, which were increased by 2.7% for 1998, were set so that the midpoints of the ranges approximate the 50th percentile for comparable positions at the surveyed companies. Individual salaries were considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility. As a general rule, adjustments in salary are relatively modest, in as much as the primary drivers of the compensation program are intended to be delivered by the variable components described below.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. In 1998, target annual incentive compensation opportunities were established so that the combination of base salary and target annual incentive awards (70% of salary for the chief executive officer and either 60%, 55% or 50% of salary for the other Named Officers) would approximate the 50th percentile of compensation for comparable positions in the surveyed companies. Annual incentive payments are generally limited to twice the target award level, but the Committee can make payments above these levels if it deems performance warrants. The factors considered by the Committee in recommending 1998 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved. For example, in determining the level of 1998 annual incentive compensation for the executive officers, the Committee evaluated performance relative to four key corporate financial objectives: earnings per share, free cash flow, operating margins and return on equity. The 1998 results exceeded each of these objectives. Individual awards were also based on the Committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. The annual incentive compensation earned by the Named Officers is reported in the "Bonus" column of the Summary Compensation Table on page 17 of this Proxy Statement.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1994 Long-Term Incentive Plan (the "1994 Plan"), executive officers may be granted awards of stock options, performance share units, or both. Ranges established by the Committee for stock option and performance share unit grants enable the Committee to make grants that can produce total compensation opportunities at or above the 75th percentile for comparable positions at the surveyed companies as warranted by performance.

     1998 Grants of Stock Options

     Pursuant to the 1994 Plan, the Committee recommended to the Board of Directors the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth, and prior option grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1994 Plan, stock options granted in 1998 were at a purchase price equal to 100% of the fair market value of Textron Common Stock at the time of the option grant and become exercisable in two installments, the first half after one year and the other half after two years from date of grant. During 1998, two Named Officers were granted stock options to supplement their 1997 grants as a result of promotions during 1998. The grants were made within the ranges referred to above under the heading "Long-Term Incentive Compensation." Information on the stock options granted during fiscal year 1998 to the Named Officers appears in the table on page 18 of this Proxy Statement.

     1998 Payouts of Previously Granted Performance Share Units

     The 1998 payouts to executive officers were for performance share units granted for the three-year performance cycle ending January 2, 1999. The Committee recommended to the Board of Directors payouts in a range of 88% to 100% of such performance share unit grants. The payouts were generally based 75% on three-year aggregate earnings per share and 25% on the Committee's evaluation of balance sheet strength/asset management, shareholder value (including annual rate of dividends and common stock performance versus Textron's proxy peers) and the executive officer's performance. The 1998 payout for four executive officers was for performance share units granted for a two-year performance cycle ending January 2, 1999. Information on the 1998 payouts to the Named Officers of previously granted performance share units is reported in the "LTIP Payouts" column of the Summary Compensation Table on page 17 of this Proxy Statement.

     1998 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 1999, each performance share unit granted and earned under the 1994 Plan will be valued for payment purposes at the market value of Textron Common Stock at the end of the three-year performance period. The Committee recommended to the Board of Directors the number of performance share units to be granted to executive officers for the 1999-2001 performance cycle based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years as well as the stock price at the time of grant were taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Grants of 1999-2001 performance share units were made to executive officers within the ranges previously referred to above under the heading "Long-Term Incentive Compensation." The number of 1999-2001 performance share units that will actually be earned will generally be based 75% on earnings per share growth and 25% on the Committee's evaluation of balance sheet strength/asset management, shareholder value (common stock price, market capitalization, dividends and common stock price performance versus Textron's proxy peers) and the executive officer's individual performance. During 1998, performance share units were also granted to two newly appointed executive officers. One of these officers was granted performance share units for a special 1998-1999 performance cycle and both officers were granted performance share units for the 1998-2000 performance cycle. Also during 1998, two Named Officers were granted performance share units to supplement previous grants as a result of promotions during 1998. Such grants were made as described above. Information on the 1998 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 19 of this Proxy Statement.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The Committee also seeks to promote stock ownership and to base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the Long-Term Incentive Plan described above, the Deferred Income Plan for Textron Key Executives (the "Deferred Income Plan"), in which all Named Officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units which are equivalent in value to shares of Textron Common Stock if the executive has not maintained a minimum stock ownership level. The following minimum levels have been established: five times base salary for the chief executive officer and chief operating officer, three times base salary for other Named Officers and two times base salary for the other executive officers. Newly named executives have five years to bring their holdings up to the minimum levels. The Deferred Income Plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 25% premium on amounts the executives elect to defer in the stock unit account. At least 50% of elective deferrals must be invested in stock units.

CEO COMPENSATION

     Mr. Campbell, previously President and chief operating officer ("COO"), assumed the additional title of chief executive officer ("CEO") and relinquished the title of COO on July 1, 1998. He succeeded Mr. Hardymon, who remained Chairman of Textron's Board of Directors until his retirement on January 31,

1999. Mr. Campbell assumed the additional title of Chairman on February 1, 1999. Accordingly, CEO compensation is reported for both Messrs. Hardymon and Campbell.

                                  Mr. Hardymon

     As in the past, in determining the overall level of Mr. Hardymon's compensation and each component thereof, the Committee took into consideration information provided by independent, professional compensation consultants. As reported in the Summary Compensation Table on page 17 of this Proxy Statement, Mr. Hardymon's salary remained at $1,050,000 for 1998. In determining not to increase his salary, the Committee took into account the fact that Mr. Hardymon's 1997 base salary was at the 75th percentile of base salary paid to chief executive officers at the surveyed companies.

     The Committee recommended and the Board approved a 1998 annual incentive award of $1,000,000 which compared to an award of $1,500,000 for 1997. The lower award for 1998 does not reflect a decline in performance. On the contrary, the award reflects Mr. Hardymon's strong performance against all of his objectives but it also takes into consideration that Mr. Hardymon held the CEO position for only half of 1998. In assessing Mr. Hardymon's performance the Committee determined that all of his objectives were either met or exceeded, including the objectives relative to three of the key financial measurements in the Textron plan: earnings per share, free cash flow and return on equity. Mr. Hardymon's non-financial objectives consisted of goals relative to (1) the transition of the CEO position, (2) diversity, (3) shareholder value versus peers, (4) organization requirements, (5) growth in international markets and by acquisitions, (6) company-to-company benchmarking and (7) maintaining Textron's high level public image. Although Mr. Hardymon's performance was considered strong, his annual compensation (salary plus annual incentive compensation) was at the 37th percentile of the surveyed companies, reflecting the fact that Mr. Hardymon held the CEO position for only six months.

     The Committee determined that all of the performance share units granted to Mr. Hardymon for the 1996-1998 performance cycle were earned since aggregate earnings per share (upon which 75% of the award was based) exceeded the targeted level for that period and performance objectives in the following areas (upon which 25% of the award was based) were achieved or exceeded: balance sheet strength/asset management, succession planning and shareholder value, as measured by common stock price, book value per common share, annual dividend rate and common stock price versus Textron's proxy peers. The value of the 1996-1998 performance share units earned by Mr. Hardymon was $3,703,000 and was determined by multiplying the number of earned performance share units by the market price of Textron Common Stock for a ten day period following the end of the award period in accordance with the terms of the 1994 Plan. The value of the units earned was favorably impacted by the over 100% increase in the market value of Textron Common Stock since the units were granted in December 1995.

     Mr. Hardymon did not receive a grant of performance share units in 1998 as a result of his retirement effective January 31, 1999. Mr. Hardymon did not receive a grant of stock options in 1998 and he has not been granted any stock options since 1993. Instead, the Committee granted Mr. Hardymon 1,000,000 (on a post-split basis) retirement stock incentive units in 1994. For a description of these units see Employment Contracts and Change in Control Arrangements on page 22 of this Proxy Statement.

     Mr. Hardymon also received compensation under various Textron benefit and compensation plans (see footnotes (2), (4) and (5) to the Summary Compensation Table on pages 17 and 18 of this Proxy Statement).

                                  Mr. Campbell

     In determining the overall level of Mr. Campbell's compensation and each component thereof, the Committee took into consideration information provided by independent, professional compensation consultants.

     The Committee recommended and the Board approved a salary increase of $25,000, effective January 1, 1998, bringing Mr. Campbell's base salary to $725,000. Upon his promotion to CEO effective July 1, 1998, the Committee recommended and the Board approved a salary increase of $275,000, bringing Mr. Campbell's salary to its current level of $1,000,000, which falls at the 50th percentile of 1998 competitive practice.

     The Committee recommended and the Board approved a 1998 annual incentive award of $1,000,000, compared to an award of $700,000 for 1997. In determining the level of the award, the Committee took into consideration the following factors: performance against objectives, competitive practice for the CEO position, the fact that Mr. Campbell held the CEO position for six months, Mr. Campbell's 1997 award and Mr. Hardymon's 1998 award. The Committee determined that Mr. Campbell achieved or exceeded all of his objectives, and the Committee was extremely pleased with Mr. Campbell's performance relative to the CEO transition as well as the sale of Avco Financial Services, which was not part of Mr. Campbell's objectives. Mr. Campbell's key financial objective was to achieve the 1998 operating plan with emphasis on free cash flow and operating margins. Mr. Campbell's non-financial objectives consisted of goals relative to (1) the acceleration of his involvement in strategic planning and investor relations,
(2) company growth, (3) succession planning, (4) diversity and (5) the CEO transition. Although Mr. Campbell's performance was considered outstanding by the Committee, his award of $1,000,000 positioned his annual cash compensation (base salary and bonus) at about the 35th percentile of competitive practice for the CEO position. The Committee deemed this appropriate considering that he was COO for half a year and CEO for half a year.

     The Committee determined that all of the performance share units granted to Mr. Campbell for the 1996-1998 performance cycle were earned since aggregate earnings per share (upon which 60% of the award was based) exceeded the targeted level for that period; performance objectives in the following areas (upon which 20% of the award was based) were achieved or exceeded: balance sheet strength/asset management and shareholder value, as measured by common stock prices, book value per common share, annual dividend rate and common stock price versus proxy peers; and performance relative to the Operating Committee, which was subsequently replaced by the Executive Leadership Team (upon which 20% of the award was based). The value of the 1996-l998 performance share units earned by Mr. Campbell was $2,221,800 and was determined by multiplying the number of earned performance share units by the market price of Textron Common Stock for a ten day period following the end of the award period in accordance with the terms of the 1994 Plan. The value of the units earned was favorably impacted by the over 100% increase in the market value of Textron Common Stock since the units were granted in December 1995.

     In December 1997, Mr. Campbell was granted 43,000 stock options and 16,000 performance share units for the 1998-2000 cycle. Upon his promotion to CEO in July 1998, Mr. Campbell received a supplemental grant of 42,000 stock options and 15,000 performance share units for the 1998-2000 cycle. These additional grants, coupled with the December 1997 grant, placed the combined grants at approximately the 60th percentile of 1997 competitive practice for the CEO position. Mr. Campbell also received additional performance share units in July to supplement previously granted performance share units in recognition of his promotion to CEO. He was granted an additional 4,000 and 8,000 performance share units for the 1996-1998 and 1997-1999 cycles, respectively. In December 1998, Mr. Campbell was granted 100,000 stock options and 30,000 performance share units for the 1999-2001 cycle. These grants placed Mr. Campbell's long-term incentive compensation at the 54th percentile of competitive practice. The Committee and the Board thought a grant at that level was appropriate as it brought Mr. Campbell's total direct compensation (base salary and annual and long-term incentive compensation) to the 50th percentile of competitive practice.

     Mr. Campbell also received compensation under various Textron benefit and compensation plans (see footnote (5) of the Summary Compensation Table on page 18 of this Proxy Statement).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table on page 17 of this Proxy Statement, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan which has been approved by shareholders. Performance goals are not objective if the Committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the Deferred Income Plan is not subject to the $1 million limitation.

     Textron's policy has been to preserve Committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1994 Plan do qualify as Performance-Based Compensation and stock options to be granted under the proposed Textron 1999 Long-Term Incentive Plan (the "1999 Plan"), referred to below under the heading "The 1999 Plan," will also qualify. To further reduce the amount of compensation that will not qualify for a tax deduction, an amendment to the 1994 Plan to qualify as Performance-Based Compensation awards earned for a major portion of performance share units granted under the 1994 Plan was approved by the shareholders in April 1997. Awards earned for a major portion of performance share units granted under the 1999 Plan will qualify as Performance-Based Compensation, as will restricted stock awards. Textron will continue to preserve Committee discretion under Textron's Annual Incentive Compensation Plan and a portion of the 1994 Plan and the 1999 Plan.

     The Deferred Income Plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). Consequently, with the opportunity to defer compensation and the qualification in 1997 of a substantial portion of performance share units as Performance-Based Compensation, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The Committee will continue to assess the effect of these tax rules on Textron.

THE 1999 PLAN

     The Committee recommends to the shareholders that they approve the adoption of the 1999 Plan. The 1999 Plan continues the strategy of the Committee and the Board of Directors of basing a substantial component of executive officers' compensation on the value they generate for Textron's shareholders and reflects their belief that the best measure of shareholder value is the performance of Textron Common Stock. The 1999 Plan is described on pages 24 through 28 below.

     This report is submitted by the Organization and Compensation Committee.

           JOHN D. MACOMBER, CHAIRMAN
           H. JESSE ARNELLE
           DANA G. MEAD
           BRIAN H. ROWE
           JEAN HEAD SISCO

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 1998 and
(ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 1998 (collectively, the "Named Officers") for Textron's 1996, 1997 and 1998 fiscal years. Compensation which was deferred by the Named Officers under the Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                 -----------------------   --------------------------------------------
                                                                       AWARDS                 PAYOUTS
                                                           -------------------------------    -------
                                                            RESTRICTED       SECURITIES         LTIP       ALL OTHER
   NAME AND PRINCIPAL                                      STOCK AWARDS      UNDERLYING       PAYOUTS     COMPENSATION
      POSITION(1)         YEAR   SALARY ($)   BONUS ($)       ($)(4)      OPTIONS/SARS (#)      ($)          ($)(5)
------------------------  ----   ----------   ---------    ------------   ----------------    -------     ------------
J.F. Hardymon             1998   $1,050,000   $1,321,956(2)  $  321,956           -0-        $3,703,000     $ 52,000
Chairman                  1997   1,050,000    1,661,675        161,675            -0-         3,568,800       52,500
                          1996   1,050,000    1,613,019        113,019            -0-         1,856,800      348,555
L.B. Campbell             1998     862,500    1,000,000            -0-        142,000         2,221,800       43,125
Chairman and Chief        1997     700,000      700,000            -0-         43,000         1,784,400       35,000
Executive Officer         1996     600,000      600,000            -0-         64,000         1,114,080      169,320
H.L. Henkel               1998     432,500      602,454(2)      62,454         43,000           651,728       21,625
President and Chief       1997     335,000      308,297         38,296         17,500           499,632       16,750
Operating Officer         1996     295,000      250,000      1,376,250         24,000           306,372       76,244
S.L. Key                  1998     430,000      464,090(2)      84,090         24,000           918,344       21,500
Executive Vice President  1997     430,000      384,048         44,047         22,000           832,720       21,500
and Chief Financial       1996     405,000      340,000            -0-         32,000           649,880       20,250
Officer
J.D. Butler               1998     400,000      605,959(2)      85,959         19,000           470,300       20,000
Executive Vice President  1997     200,000      362,500(3)      12,500         47,000           250,000        5,000
Administration and Chief
Human Resources Officer

(1) Mr. Campbell, previously President and Chief Operating Officer, succeeded Mr. Hardymon as Chief Executive Officer on July 1, 1998, and as Chairman on February 1, 1999. Mr. Henkel, previously President Textron Industrial Products, became Executive Vice President and Chief Operating Officer on July 1, 1998, and President and Chief Operating Officer on February 24, 1999. Mr. Henkel relinquished the position of President and Chief Operating Officer on March 12, 1999, and will terminate his employment with Textron in April 1999. Mr. Butler joined Textron in July 1997 as Executive Vice President and Chief Human Resources Officer and became Executive Vice President Administration and Chief Human Resources Officer on January 1, 1999.

(2) The amounts listed as paid to Messrs. Hardymon, Henkel, Key and Butler for 1998 include vested contributions made by Textron in the amounts of $321,956, $62,454, $84,090 and $85,959, respectively, as a result of their elections to defer compensation into the stock unit fund of the Deferred Income Plan. It also includes for Mr. Butler $200,000 to replace a lost compensation award from his prior employer.

(3) The amount listed as paid to Mr. Butler for 1997 includes a hiring bonus of $100,000 and a vested contribution made by Textron in the amount of $12,500 as a result of his election to defer compensation into the stock unit fund of the Deferred Income Plan.

(4) Amounts listed for Messrs. Hardymon, Henkel, Key, and Butler for 1998 are not restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of such officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron Common Stock. As of January 2, 1999, 5,386, 1,053, 1,418 and 1,334 unvested stock units with a market value of $408,999, $79,962, $107,679 and $101,301 were credited to the accounts of Messrs. Hardymon, Henkel, Key and Butler, respectively. Upon Mr. Hardymon's retirement from Textron on January 31, 1999, he received 100,000 shares of Textron

                                         (footnotes continued on following page)

(footnotes continued from preceding page)
    Common Stock, the value of which on January 2, 1999, and January 31, 1999, was $7,593,750 and $7,451,563, respectively. Mr. Campbell will receive the cash equivalent of 50,000 shares of Textron Common Stock, provided he remains in Textron's employment through January 1, 2001, or in certain cases, if his employment ends earlier. As of January 2, 1999, the market value of the 50,000 shares was $3,796,875. The amount listed for 1996 for Mr. Henkel was the market value at the time of grant of a retention award, pursuant to which Mr. Henkel would have received the cash equivalent of 30,000 shares of Textron Common Stock, had he remained in Textron's employment through January 1, 2002. As of January 2, 1999, the market value of the 30,000 shares was $2,278,125. Mr. Key will receive the cash equivalent of 40,000 shares of Textron Common Stock following his retirement, provided he retires from Textron at or after age 65 or in certain cases, if his employment ends earlier. As of January 2, 1999, the market value of the 40,000 shares was $3,037,500.

(5) Amounts listed as "All Other Compensation" for 1998 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

                            ------------------------

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the 1994 Plan during Textron's 1998 fiscal year to the Named Officers. The number of stock options granted to the Named Officers during Textron's 1998 fiscal year is also listed in the Summary Compensation Table on page 17 of this Proxy Statement in the column entitled "Securities Underlying Options/SARs."

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                        VALUE
                                                                                                  AT ASSUMED ANNUAL
                                                   INDIVIDUAL GRANTS                                  RATES OF
                             -------------------------------------------------------------           STOCK PRICE
                                 NUMBER           PERCENT OF                                        APPRECIATION
                                   OF               TOTAL         EXERCISE                         FOR OPTION/SARS
                               SECURITIES        OPTIONS/SARS        OR                              TERM($)(2)
                               UNDERLYING         GRANTED TO        BASE                      -------------------------
                              OPTIONS/SARS        EMPLOYEES         PRICE      EXPIRATION        FIVE           TEN
           NAME               GRANTED(#)(1)     IN FISCAL YEAR    ($/SHARE)       DATE         PERCENT        PERCENT
           ----               -------------     --------------    ---------    ----------      -------        -------
J.F. Hardymon..............      -0-                   --%        $     --              --    $       --    $        --
L.B. Campbell..............       42,000(3)           2.2%        72.78125         6/30/08     1,922,413      4,871,772
                                 100,000              5.2%         74.9375        12/09/08     4,712,779     11,943,108
H.L. Henkel................       10,000(3)           0.5%        72.78125         6/30/08       457,717      1,159,946
                                  33,000              1.7%         74,9375        12/09/08     1,555,217      3,941,225
S.L. Key...................       24,000              1.3%         74.9375        12/09/08     1,131,067      2,866,346
J.D. Butler................       19,000              1.0%         74.9375        12/09/08       895,428      2,269,190

---------------

(1) Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on December 10, 1998, except for 42,000 options granted to Mr. Campbell and 10,000 options granted to Mr. Henkel on July 1, 1998, as a result of their promotions to Chief Executive Officer and Chief Operating Officer, respectively. All options were granted at a purchase price per share of 100% of the fair market value of Textron Common Stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the 1994 Plan. All options granted to Mr. Henkel in 1998 will expire immediately upon termination of his employment in April 1999.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron Common Stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $122.07 and $194.37, respectively, at the end of the

                                         (footnotes continued on following page)

(footnotes continued from preceding page) ten-year term of the options granted on December 10, 1998. The corresponding stock prices for options granted on July 1, 1998, would be $118.55 and $188.78, respectively.

(3) Granted on July 1, 1998, to supplement Messrs. Campbell's and Henkel's December 1997 grants as a result of their promotions to Chief Executive Officer and Chief Operating Officer, respectively. All options granted to Mr. Henkel in 1998 will expire immediately upon termination of his employment in April 1999.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the Named Officers, concerning: (i) the exercise during Textron's 1998 fiscal year of stock options and (ii) unexercised options held as of the end of Textron's 1998 fiscal year, which were granted to the Named Officers during 1998 and in prior fiscal years under either the 1994 Plan or a predecessor plan. All shares are shown on a post-split basis.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING               VALUE OF UNEXERCISED
                                        SHARES                       UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                       ACQUIRED                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                                          ON            VALUE      ---------------------------   ---------------------------
               NAME                  EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------     -----------   -----------   -------------   -----------   -------------
J.F. Hardymon.....................      8,210         $$429,099      306,440            -0-      $16,805,391     $    -0-
L.B. Campbell.....................      2,441           76,423       368,109        163,500       15,576,993      511,391
H.L. Henkel.......................      8,270          390,744        90,448         51,750        3,455,317      178,039
S.L. Key..........................        -0-              -0-       118,000         35,000        4,367,313      166,656
J.D. Butler.......................        -0-              -0-        23,499         42,501          236,788      255,805

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 1998 fiscal year to the Named Officers pursuant to the 1994 Plan for the 1999-2001 performance cycle and for the prior performance cycles referred to in the footnotes below.
              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE OR
                                           NUMBER OF        OTHER PERIOD
                                          PERFORMANCE     UNTIL MATURATION  ESTIMATED FUTURE PAYOUTS UNDER
                 NAME                   SHARE UNITS (#)      OR PAYOUT       NON-STOCK PRICE BASED PLANS
                 ----                   ---------------   ----------------  ------------------------------
                                                                                   TARGET NUMBER OF
                                                                             PERFORMANCE SHARE UNITS (#)
J.F. Hardymon.........................            -0-            --                           --
L.B. Campbell.........................          4,000(1)      3 years                      4,000
                                                8,000(2)      3 years                      8,000
                                               15,000(3)      3 years                     15,000
                                               30,000         3 years                     30,000
H.L. Henkel...........................          1,000(1)      3 years                      1,000
                                                2,000(2)      3 years                      2,000
                                                4,500(3)      3 years                      4,500
                                               12,000         3 years                     12,000
S.L. Key..............................          8,000         3 years                      8,000
J.D. Butler...........................          7,000         3 years                      7,000

---------------

(1) Granted in July 1998 to supplement Messrs. Campbell's and Henkel's December 1995 grant for the 1996-1998 performance cycle as a result of their promotions to Chief Executive Officer and Chief

                                         (footnotes continued on following page)

(footnotes continued from preceding page)
     Operating Officer, respectively. All performance share units granted to Mr. Henkel in 1998 will be cancelled immediately upon termination of his employment in April 1999.

(2) Granted in July 1998 to supplement Messrs. Campbell's and Henkel's December 1996 grant for the 1997-1999 performance cycle as a result of their promotions to Chief Executive Officer and Chief Operating Officer, respectively. All performance share units granted to Mr. Henkel in 1998 will be cancelled immediately upon termination of his employment in April 1999.

(3) Granted in July 1998 to supplement Messrs. Campbell's and Henkel's December 1997 grant for the 1998-2000 performance cycle as a result of their promotions to Chief Executive Officer and Chief Operating Officer, respectively. All performance share units granted to Mr. Henkel in 1998 will be cancelled immediately upon termination of his employment in April 1999.

     The number of performance share units earned by the Named Officers at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be generally based 75% on earnings per share growth and 25% on discretionary performance measures, including balance sheet strength/asset management, shareholder value and the Named Officer's individual performance. Attainment of a primary performance target will result in earning 100% of the value of the performance share units related to that target. Awards may not exceed 100% of the value of the performance share units. Failure to attain a minimum performance target will result in the failure to earn any performance units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The Organization and Compensation Committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula.

     Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron Common Stock at the end of the performance period.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Pension Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                   --------------------------------------------------------------------------------
REMUNERATION(1)        10            15            20            25            30            35
---------------        --            --            --            --            --            --
  $  500,000       $   73,636    $  110,454    $  147,273    $  184,091    $  220,909    $  257,727
     600,000           88,636       132,954       177,273       221,591       265,909       310,227
     750,000          111,136       166,704       222,273       277,841       333,409       388,977
   1,000,000          148,636       222,954       297,273       371,591       445,909       520,227
   1,250,000          186,136       279,204       372,273       465,341       558,409       651,477
   1,500,000          223,636       335,454       447,273       559,091       670,909       782,727
   1,750,000          261,136       391,704       522,273       652,841       783,409       913,977
   2,000,000          298,636       447,954       597,273       746,591       895,909     1,045,227
   2,250,000          336,136       504,204       672,273       840,341     1,008,409     1,176,477
   2,500,000          373,636       560,454       747,273       934,091     1,120,909     1,307,727
   2,750,000          411,136       616,704       822,273     1,027,841     1,233,409     1,438,977
   3,000,000          448,636       672,954       897,273     1,121,591     1,345,909     1,570,227
   3,250,000          486,136       729,204       972,273     1,215,341     1,458,409     1,701,477
   3,500,000          523,636       785,454     1,047,273     1,309,091     1,570,909     1,832,727
   3,750,000          561,136       841,704     1,122,273     1,402,841     1,683,409     1,963,977
   4,000,000          598,636       897,954     1,197,273     1,496,591     1,795,909     2,095,227
   4,250,000          636,136       954,204     1,272,273     1,590,341     1,908,409     2,226,477
   4,500,000          673,636     1,010,454     1,347,273     1,684,091     2,020,909     2,357,727
   4,750,000          711,136     1,066,704     1,422,273     1,777,841     2,133,409     2,488,977
   5,000,000          748,636     1,122,954     1,497,273     1,871,591     2,245,909     2,620,227
   5,250,000          786,136     1,179,204     1,572,273     1,965,341     2,358,409     2,751,477
   5,500,000          823,636     1,235,454     1,647,273     2,059,091     2,470,909     2,882,727
   5,750,000          861,136     1,291,704     1,722,273     2,152,841     2,583,409     3,013,977
   6,000,000          898,636     1,347,954     1,797,273     2,246,591     2,695,909     3,145,227
   6,250,000          936,136     1,404,204     1,872,273     2,340,341     2,808,409     2,276,477
   6,500,000          973,636     1,460,454     1,947,273     2,434,091     2,920,909     3,407,727

---------------

(1) Based on highest consecutive five-year average compensation

     Benefits under the Textron Pension Plan formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column, of the Summary Compensation Table on page 17 of this Proxy Statement. As of January 2, 1999, the years of credited service for the Named Officers were as follows:
Mr. Hardymon, 9 years; Mr. Campbell, 6 years; Mr. Henkel, 11 years; Mr. Key, 4 years; and Mr. Butler, 2 years.

     Annual pension amounts shown in the table above are computed on the basis of a single life annuity, unless the participant receives another method of payment, and are not subject to any offset for Social Security benefits. The Textron Pension Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the Named Officers, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the Named Officers, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Under this plan, the Named Officers are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Hardymon had an employment contract with Textron through December 1999 which provided that during the term of the contract, his base salary would not be reduced and he would remain eligible for participation in Textron's executive compensation and benefit plans. Mr. Hardymon was granted 1,000,000 (on a post-split basis) retirement stock incentive units in 1994, whereby he was to receive a cash payment following his retirement on or after November 30, 1999, equal to the increase in market price of Textron Common Stock at the time of payment over the market price on the date the units were granted, which was
24.593750 (on a post-split basis). Additionally, upon Mr. Hardymon's retirement from Textron on or after November 30, 1999, he was to receive 100,000 (on a post-split basis) shares of Textron Common Stock. In November 1998 the Board of Directors approved an early retirement agreement with Mr. Hardymon. The agreement provided for (i) retirement on January 31, 1999, (ii) a cash payment on February 1, 1999 for the 1,000,000 retirement stock incentive units equal to the difference between the volume weighted average price of Textron Common Stock on November 16, 1998, which was $75.97370 and the market price on the date the units were granted, for a total payment amount of $51,379,950, (iii) issuance of the 100,000 shares of Textron Common Stock immediately following January 31, 1999, and (iv) a pension benefit calculated as if retirement was effective November 30, 1999, with pension payments commencing February 1999.

     Messrs. Campbell, Key, Butler and two other executives had employment contracts with Textron through December 2000 which provided that during the term of the contract, base salary would not be reduced and the executives would remain eligible for participation in Textron's executive compensation and benefit plans. These contracts were automatically extended each January for an additional year unless contrary notice was given. Under certain circumstances an executive's employment status would be converted to that of an employee-consultant for the remaining term of the contract. In July 1998 the contracts were replaced with new agreements that are more market competitive. The agreements provide for a three year initial term with a one year renewal provision. The concept of employee-consultant was eliminated and the new agreements permit immediate termination of employment. The agreements provide for specified levels of severance protection based on the reason for termination including change in control, irrespective of the remaining term of the agreements. The agreements provide excise tax protection for change in control terminations. The agreements provide that base salary will not be reduced and the executives will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the agreements. Mr. Henkel, who previously did not have an employment agreement, entered into an agreement with Textron having provisions similar to the new agreements described above following his promotion to chief operating officer in July 1998. Mr. Henkel's agreement will expire upon termination of his employment in April 1999.

     Certain benefit plans and arrangements in which the Named Officers participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former executive) will be transferred to each active or former executive or beneficiary.

The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. However, supplemental savings accounts under the Supplemental Benefits Plan may be distributed only upon death, disability, retirement or termination from Textron. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The 1994 Plan provides that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Pension Plan provides that (i) if the Textron Pension Plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Messrs. Campbell's and Henkel's retention awards are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     During 1998, the E-Z-GO Division of Textron sold golf cars, utility vehicles and parts and accessories to The Greenbrier, a subsidiary of CSX Corporation ("CSX"), of which Mr. Snow is Chairman, President and chief executive officer, for a purchase price of $442,183. In December 1998, Textron Turf Care & Specialty Products Division of Textron entered into an agreement with Customized Transportation, Inc. ("CTI"), also a subsidiary of CSX, pursuant to which CTI will provide third party logistics services to the division, including freight rate negotiations and freight bill audits and payments. No fees for such services were payable in 1998, and it is expected that fees in 1999 will be approximately $4,500,000.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1993, in Textron Common Stock, Standard & Poor's 500 Stock Index and two peer group indices. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in four business segments -- Aircraft, Automotive, Industrial and Finance. The first peer group ("Peer Group I") consists of 22 companies in comparable industries in the following Standard & Poor's 500 price index industry groups:
aerospace/defense -- Boeing, General Dynamics Corporation, Lockheed Martin Corporation and Northrup Grumman; auto parts & equipment -- ITT Industries, Inc. and TRW Inc.; consumer finance -- Household International Inc.; defense electronics -- Raytheon Company; diversified machinery -- Dover Corporation; diversified manufacturing -- Aeroquip-Vickers, AlliedSignal Inc., Crane Co., Illinois Tool Works Inc., Johnson Controls Inc., Tenneco Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment -- Rockwell International Company; iron & steel -- Allegheny Teledyne Incorporated; specialized manufacturing -- Millipore, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization. Textron's disposition of its interest in Avco Financial Services eliminated its operations in the consumer finance business making inclusion of Household International Inc., a consumer finance company, in Peer Group I less meaningful for comparative purposes, and Textron has accordingly adopted a new peer group ("Peer Group II"), which is identical to Peer Group I except that it excludes that company.

                                            TEXTRON INC.             S&P 500              PEER GROUP I          PEER GROUP II
                                            ------------             -------              ------------          -------------
Dec. 31, 1993                                  100.00                 100.00                 100.00                 100.00
Dec. 31, 1994                                   88.78                 101.32                 100.86                 100.18
Dec. 31, 1995                                  121.93                 139.40                 149.16                 147.39
Dec. 31, 1996                                  173.81                 171.41                 194.29                 190.14
Dec. 31, 1997                                  234.41                 228.59                 220.94                 218.45
Dec. 31, 1998                                  289.42                 293.92                 226.28                 219.73

             APPROVAL OF THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN

     On February 24, 1999, the Board of Directors adopted, subject to shareholder approval, the Textron 1999 Long-Term Incentive Plan (the "1999 Plan") as part of a continuing program to attract, retain and motivate key employees. Textron's employee benefit programs have included long-term incentive plans approved by the shareholders in 1982, 1987, 1990 and 1994. Through the grant of awards based on Textron's long-term performance, these plans have increased the personal involvement of officers and other selected employees in Textron's continued growth and success. The 1982, 1987 and 1990 Long-Term Incentive Plans have expired, and no further awards can be made thereunder. If the 1999 Plan is approved by the shareholders, it would become effective on April 28, 1999, and replace the current 1994 Plan, under which no further awards would be made.

     The 1999 Plan authorizes the granting of awards to key employees of Textron and its related companies in any one or more of the following forms: (i) options to purchase Textron Common Stock, (ii) performance share units and (iii) restricted stock. Awards may be granted to any key employee of Textron, its segments, divisions or subsidiaries, including full-time employees who are directors. Directors who are not full-time employees of Textron, its divisions or its subsidiaries are not eligible to receive awards under the 1999 Plan.

     The total number of shares of Textron Common Stock for which options may be granted under the 1999 Plan is 8,000,000, and the maximum number of stock options that may be granted to any individual in any calendar year is 75,000, in each case subject to adjustment as described below. Shares of Textron Common Stock issued upon exercise of options may be either authorized but unissued shares or previously issued shares held in the treasury. The maximum number of performance share units which may be granted under the 1999 Plan is 1,000,000, and the maximum number of performance share units that may be granted to any individual for any award period is 60,000, in each case subject to adjustment as described below. The maximum number of shares of restricted stock which may be granted under the 1999 Plan is 500,000, and the maximum number of shares of restricted stock which may be granted to any individual in any one calendar year is 200,000. The closing price of Textron Common Stock as reported for New York Stock Exchange Composite Transactions on March 3, 1999, was $77.56.

     The 1999 Plan will be administered by the Organization and Compensation Committee of the Board of Directors (the "Committee") which will determine the key employees to whom awards will be granted, the form and amount of awards, the dates of grant and the terms and provisions of each award (which need not be identical). No member of the Committee will be eligible to receive an award under the 1999 Plan. The Committee members will certify that they are "outside directors" under the Internal Revenue Code definition. The Board of Directors may delegate the Committee's responsibilities to one or more officers or committees of Textron, but all decisions concerning the 1999 Plan that relate to executive officers of Textron will be made by the Committee.

STOCK OPTIONS

     The 1999 Plan provides for both incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code, and non-qualified options.

     All options granted under the 1999 Plan will be evidenced in writing. Each option will be at a purchase price per share of not less than 100% of the fair market value of Textron Common Stock at the time the option is granted. The purchase price must be paid in full at the time of exercise. The purchase price may be paid in cash, in shares of Common Stock with a value equal to the exercise price or in a combination thereof. The term of each option will be for such period as the Committee determines, but no Incentive Option may be exercised later than ten years after the date of grant.

     The 1999 Plan contains a provision allowing the plan to be modified to comply with local country laws.

     If an optionee ceases to be an employee during the term of an option, the optionee may exercise the option within specified periods after such termination. Discharge for cause, however, terminates all option rights immediately. In the case of death of an optionee, the option may be exercised by the optionee's estate within one year after death or until expiration of the option, whichever occurs first. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's legal guardian or representative.

PERFORMANCE SHARE UNITS

     Performance share units are fictional shares of Textron Common Stock which are valued for payment purposes at the market value of Textron Common Stock on the date the performance share units are earned.

     All performance share unit grants under the 1999 Plan will be evidenced in writing. In making each grant of performance share units, the Committee will establish the applicable performance targets or measures. With respect to performance share units based on performance targets, the Committee will establish targets only in terms of one or more of the following: Textron's earnings per share, net operating profit, after-tax profit, return on equity, return on invested capital, economic profit, cash flow and shareholder value. Additionally, attainment of a primary performance target will result in the earning of 100% of the value of the performance share units related to that target. Awards may not exceed 100% of the value of the performance share units for corporate officers only. Failure to attain a minimum performance target will result in the failure to earn any performance share units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. Performance measures may be expressed in terms of any standard, financial or otherwise, as the Committee may determine. Performance share units related to one or more performance measures shall be earned only as determined by the Committee and may not exceed more than 100% of the value of such units. For purposes of determining whether performance targets have been met, the Committee may equitably restate Textron's earnings per share, net operating profit, return on equity or any other factor utilized in establishing the performance targets to take into account the effect of acquisitions or dispositions, extraordinary and non-recurring events, recapitalizations, stock dividends, stock splits or other similar events or any change in accounting practices, tax laws or other laws or regulations that significantly affect Textron's financial performance. Payment of earned performance share units will be in cash in an amount equal to the product of the number of performance share units earned and the current value of Textron Common Stock for the date on which the performance share units have been earned. Prior to making such payment, the Committee will certify that the goals have been attained or satisfied.

     In the case of the death, disability or normal or early retirement of a grantee more than one year into an award period, performance share units may continue to be earned on a pro rata basis. In other cases in which Textron employment ends more than one year into an award period, a former employee will continue to earn related performance share units on a pro rata basis only as determined by the Committee. Upon any termination of employment for less than acceptable performance, all outstanding performance share units will be cancelled.

RESTRICTED STOCK

     A restricted stock award represents an award made in shares of Textron Common Stock. The terms of an award will be set forth in a written agreement. Such terms may include, but are not limited to, continued employment with Textron and/or achievement of performance goals. With respect to restricted stock based on performance targets, the Committee will establish targets only in terms of one or more of the following: Textron's earnings per share, net operating profit, after-tax profit, return on equity, return on invested capital, economic profit, cash flow and shareholder value.

     The Committee may provide that a restricted stock award earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or credited to a grantee's account. Any crediting of dividends or dividend equivalents may be made subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the Federal income tax consequences with respect to Incentive Options, non-qualified options, performance share units and restricted stock.

     Incentive Options

     An optionee will not realize taxable income and Textron will not receive any deduction at the time of a grant or exercise of Incentive Options. If shares acquired upon the exercise of Incentive Options are not disposed of within two years from the date of grant, nor within one year from the date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the shares received upon exercise of an Incentive Option are disposed of prior to the end of the applicable holding periods described above, the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Textron will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares. If Incentive Options are exercised with Textron Common Stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock unless such stock was itself received on exercise of Incentive Options and the holding periods described above for the exchanged stock have not been satisfied. To the extent that the aggregate option price of an optionee's Incentive Options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If Incentive Options are exercised more than three months after the optionee's employment with Textron has ended, the Incentive Options will be treated as non-qualified options. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of Incentive Options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

     Non-qualified Options

     An optionee will not recognize taxable income and Textron will not receive any deduction at the time of a grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Textron will be entitled to a deduction at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will be treated as short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. If options are exercised with Textron Common Stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and will be deductible by Textron.

     Performance Share Units

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant or award of a performance share unit. The employee will recognize ordinary income equal to the cash paid to the employee at the time a performance share unit is earned and paid, and Textron will be entitled to deduction for the amount of such ordinary income recognized by the employee.

     Restricted Stock

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant of restricted stock. However, when restrictions on restricted stock lapse there are federal income tax consequences. Generally, the fair market value of the stock will not be taxable to the grantee as ordinary income until the year in which the grantee's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the grantee may elect to recognize income when the stock is received. If this election is made, the amount taxed to the grantee as ordinary income is determined as of the date of receipt of the restricted stock.

     Section 162(m) of the Internal Revenue Code

     See summary under the heading "Tax Considerations" on page 16 of this Proxy Statement for a description of the implications of Section 162(m) of the Internal Revenue Code.

GENERAL

     It is presently expected that in the first year following approval of the 1999 Plan approximately 60 key executives, including executive officers, will receive awards of performance share units coupled with stock options, that approximately 1,000 other employees who are not executive officers will receive stock options without awards of performance share units and that fewer than 5 key executives, including executive officers, will receive awards of restricted stock. Information relating to the most recent prior awards to the Named Officers under the 1994 Plan is contained in the Summary Compensation Table and the Stock Option/SAR Grants in Last Fiscal Year and Long-Term Incentive Plan Awards in Last Fiscal Year tables on pages 17, 18 and 19 of this Proxy Statement.

     The maximum number of shares of Textron Common Stock that may be subject to options, the maximum number of Performance Share Units available for grant, the number of shares of Common Stock covered by each outstanding option of Performance Share Unit and the price per share thereof, and the maximum number of options that may be granted to any individual employee will be adjusted in the event of a recapitalization, stock dividend, stock split or other similar event. In addition, shares which are subject to options which expire unexercised or which are terminated or cancelled will be added to the remaining maximum number of shares of Textron Common Stock that may be subject to options.

     The Board of Directors may at any time terminate the 1999 Plan or any part thereof and may from time to time amend the 1999 Plan as it may deem advisable, but the Board may not, without shareholder approval, increase the aggregate number of shares of Textron Common Stock which may be issued under the 1999 Plan (except as such number may be adjusted in the event of a recapitalization, stock dividend, stock split or similar event), or extend the period during which an Incentive Stock Option may be exercised beyond ten years. Termination or amendment may not, without the consent of the participant, affect the participant's rights under an award previously granted.

     Awards granted under the 1999 Plan are not assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution.

     The 1999 Plan provides that outstanding options will be exercisable immediately and in full, all outstanding performance share units will be deemed earned and payable immediately and in full, and all shares of restricted stock will vest immediately in the event of certain changes in control of Textron described in the 1999 Plan, unless determined otherwise by the Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE 1999 LONG-TERM INCENTIVE PLAN (ITEM 2 ON THE PROXY CARD).

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 1999, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 1999. If this resolution is defeated, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 3 ON THE PROXY CARD).

                              SHAREHOLDER PROPOSAL

     Mercy Consolidated Asset Management Program and six other shareholders have notified Textron that they intend to propose the following resolution at the 1999 annual meeting of shareholders (the names and addresses of, and the number of shares held by, each of the proponents can be obtained upon request from the Office of the Corporate Secretary of Textron):

     WHEREAS the proponents of this resolution believe that the Board of Textron should establish criteria to guide management in their defense contract bidding and implementation activities;

     WHEREAS we believe that economic decision-making has both an ethical and a financial component;

     WHEREAS we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

     WHEREAS we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide, if the company has not considered its ethical responsibilities ahead of time; therefore be it

     RESOLVED that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance and implementation of military contracts and to report the results of its study to shareholders at its 2000 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

     The proponents have submitted the following statement in support of this proposal:

          The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

     M Arms sales to governments that repress their citizens,

     M The connection between arms sales and geographical or political instability,

     M Lobbying and marketing activities, both in the United States and abroad, including costs,

     M Sales of weapons, parts, technology, and components convertible to military use (dual-use) to foreign governments,

     M Transfers of technology, including co-production agreements.

     A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

     Textron is committed to doing business in full compliance with all applicable laws and regulations and in accordance with Textron policies and procedures regarding such matters as standards of business conduct; export controls; transactions with governments; political contributions and activities; relationships with customers and suppliers; protection of intellectual property; environmental protection, health and safety; and employee and community relations. These policies apply to all Textron operations, including those involving military contracts. Thus, Textron's business leaders must determine that Textron's military contract activities meet applicable legal requirements, adhere to Textron's ethics policies and satisfy standards of sound business judgment. The Board of Directors believes that Textron's existing process for reviewing the types of matters raised in the proposal is already sufficient.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 4 ON THE PROXY CARD).

                               VOTING OF PROXIES

     Each valid proxy in the enclosed form received by Textron will be voted by the persons named therein. Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted in favor of the election of the five nominees in Class III described in this Proxy Statement on pages 2 and 3. The Board of Directors knows of no reason why any of the nominees so named would be unavailable for election. If any nominee should be unavailable for election by reason of death or otherwise, the proxies may be voted for the election of such other person as may be recommended by the Board of Directors.

     Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted for approval of the adoption of the 1999 Plan and for ratification of the appointment of Ernst & Young LLP as independent auditors and against the shareholder proposal described above. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by delivering a written notice of revocation to the Corporate Secretary of Textron or by submitting a subsequent proxy or by voting in person at the meeting.

     The five nominees for director receiving the greatest number of votes cast in person or by proxy will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Approval of the adoption of the 1999 Plan, ratification of the appointment of auditors and the shareholder proposal require the favorable vote of a majority of shares present in person at the 1999 annual meeting or represented by proxy and entitled to vote thereon. All shareholders vote as one class. Abstaining from voting on the adoption of the 1999 Plan, ratification of the appointment of auditors and the shareholder proposal will have the same effect as voting against such proposals. Broker non-votes on the adoption of the 1999 Plan, ratification of appointment of auditors and the shareholder proposal will not be included in the calculation of shares entitled to vote for such proposals and will have no effect on the outcome.

     Textron's policy on confidential voting provides that no proxy, ballot or voting materials that identify the vote of a specific shareholder will be disclosed to Textron or its directors, officers or employees except (i) as required by law or for the defense of legal proceedings, (ii) if the shareholder requests disclosure or (iii) in a proxy contest if the party soliciting proxies in opposition does not agree to observe Textron's confidential voting policy. Comments of shareholders written on proxies or ballots are transcribed and provided to the Corporate Secretary of Textron. Votes are counted by employees of First Chicago Trust Company of New York, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago Trust Company of New York.

     FOR SAVINGS PLAN PARTICIPANTS: For participants in the Textron Savings Plan (the "TSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TSP and the number of shares, if any, allocated to the participant's Tax Credit Account under the TSP by State Street Bank and Trust Company, trustee for the TSP ("State Street Bank and Trust"). When a participant's proxy card is returned properly signed, State Street Bank and Trust will vote the participant's proportionate interest in the shares of Common Stock held by State Street Bank and Trust under the TSP in the manner the participant directs, or if the participant makes no direction, State Street Bank and Trust will vote, with respect to the adoption of the 1999 Plan, election of directors, ratification of appointment of auditors and the shareholder proposal, the participant's proportionate interest in the shares of Common Stock held by State Street Bank and Trust under the TSP (except shares allocated to the participant's Tax Credit Account) in proportion to instructions received from other TSP participants. Shares allocated to a participant's Tax Credit Account under the TSP will be voted only as the participant directs. For participants in the Textron Canada Savings Plan (the "TCSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TCSP by Royal Trust Corporation of Canada, trustee for the TCSP ("Royal Trust"). When the participant's proxy card is returned properly signed, Royal Trust will vote such shares in the manner the participant directs, or if the participant makes no direction, Royal Trust will vote with respect to the election of directors, the ratification of appointment of auditors and the shareholder proposal, all shares of Common Stock allocated to the participant's accounts under the TCSP in proportion to instructions received from other TCSP participants.

     All such directions will be held in confidence.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All expenses incurred in connection with this solicitation will be borne by Textron. Textron may request banks and brokers to solicit their customers who have a beneficial interest in Textron's stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. In addition to the use of the mails, solicitation may be made by employees of Textron by telephone, other electronic means and personal interview, without additional compensation for such services. Textron has retained D. F. King & Co., Inc. of New York, New York, a proxy soliciting organization, to solicit management proxies for the annual meeting. The fees of such organization in connection therewith are estimated to be $13,500, plus reasonable out-of-pocket expenses.

        SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2000 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders must be received by Textron on or before November 26, 1999, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of such anniversary date, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 30, 1999, and January 29, 2000, for the 2000 annual meeting. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

                                            By order of the Board of Directors,
                                    /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President Business Ethics and
                                            Corporate Secretary

March 25, 1999

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED.

                                  TEXTRON INC.
P           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 1999
R
     The undersigned hereby appoint(s) Lewis B. Campbell, John A. Janitz and
O Frederick K. Butler, or any one or more of them, attorneys with full power of substitution and revocation to each, for and in the name of the
X undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron
Y Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 28, 1999, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

     This card also constitutes voting instructions (i) to the Trustee under the Textron Savings Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the Trustee under such Plan and (ii) to the Trustee under the Textron Canada Savings Plan to vote, in person or by proxy, all shares of Common Stock of Textron Inc. allocated to the account of the undersigned under such Plan, in each case as described in the proxy statement.

                                           (CHANGE OF ADDRESS/COMMENTS)

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------
                                  (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                           ----------------
                                                              SEE REVERSE
                                                                  SIDE
                                                           ----------------

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING
                                       OF
                              TEXTRON SHAREHOLDERS



                            Customer Center Building
                            Cessna Aircraft Company
                              One Cessna Boulevard
                             Wichita, Kansas 67277
                                 (316) 517-6000

     Please mark your
[x]  votes as in this
     example.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposals 2 and 3 and AGAINST proposal 4, or if this card constitutes voting instructions to a savings plan trustee, such trustee will vote as described in the proxy statement.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3.
-----------------------------------------------------------------------------------------------------------------------------------
                 FOR*  WITHHELD FROM ALL          NOMINEES:                                              FOR    AGAINST    ABSTAIN
1. Election of   [ ]        [ ]               H. Jesse Arnelle      2. Adoption of Textron               [ ]      [ ]         [ ]
   Directors                                  John D. Macomber         1999 Long-Term Incentive Plan
                                                Brian H. Rowe
                                                Sam F. Segnar       3. Ratification of appointment
                                               Martin D. Walker        of independent auditors           [ ]      [ ]         [ ]


                                                                    The Board of Directors recommends that you vote
                                                                    AGAINST proposal 4.

* Except vote withheld from the              CHANGE OF ADDRESS/
  following nominee(s):                 [ ]  COMMENTS ON
                                             REVERSE SIDE.
                                                                    4. Shareholder proposal              [ ]      [ ]         [ ]
                                                                       relating to Ethical
                                                                       Criteria

-----------------------------------------------------------------------------------------------------------------------------------

                                                      PLEASE SIGN EXACTLY AS NAME(S) APPEAR HEREON. JOINT OWNERS SHOULD
                                                      EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                      TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                                                       -----------------------------------------------------------------

                                                       -----------------------------------------------------------------
                                                          SIGNATURE(S)                                             DATE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING
                                       OF
                              TEXTRON SHAREHOLDERS


                           Wednesday, April 28, 1999
                                   10:30 a.m.


                            Customer Center Building
                            Cessna Aircraft Company
                              One Cessna Boulevard
                                Wichita, Kansas

                                IMPORTANT NOTICE
                                ----------------

                    IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                  RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.
                     BY DOING SO, YOU MAY SAVE TEXTRON THE
                      EXPENSE OF ADDITIONAL SOLICITATION.

                       [LETTERHEAD OF LEWIS B. CAMPBELL]




                                   March 1999



     Dear Fellow Participant:

          Textron's annual meeting of shareholders will take place on April 28, 1999. As a participant in a Textron Savings Plan, you are entitled to instruct the Plan's Trustee as to how to vote your shares of Textron stock. YOUR VOTE IS IMPORTANT.

          Enclosed with this letter is the proxy statement for the meeting, along with our 1998 Annual Report to Shareholders and a voting card. Please complete your voting card and mail it in the enclosed envelope. If the Trustee does not receive this card by April 23, 1999, your shares will be voted in accordance with the provisions of the Plan.

          The subject of each proposal to be voted on is shown on the voting card and is explained in greater detail in the proxy statement. The Board of Directors recommends that you instruct the Trustee to vote FOR the election of the five nominees for Director listed in ITEM 1, and FOR ITEM 2 and FOR ITEM 3. The Board of Directors recommends that you instruct the Trustee to vote AGAINST ITEM 4.

          Thank you for your continued support.

                                           Sincerely,

                                           /s/ LEWIS B. CAMPBELL





     Enclosures